FOR IMMEDIATE RELEASE

CONTACT:	William J. Barlow (770) 391-8789
Vice President, Finance
or
Wendy M. Chamblee (770) 391-8903
Vice President, Corporate Communications

COTTON STATES LIFE INSURANCE COMPANY
RELEASES SECOND-QUARTER EARNINGS AND MERGER UPDATE

     ATLANTA (August 16, 2004) Cotton States Life Insurance Company (Nasdaq: CSLI) announced today net earnings for the second quarter of $1.9 million or $.29 per diluted share, compared to $1.6 million or $.23 per diluted share during the second quarter of 2003. Net earnings through June 30, 2004, were $.35 per diluted share or $2.3 million, compared to $.47 per diluted share or $3.1 million for the same period last year. Total premiums were up 8% through the first six months, compared to the first six months of last year, primarily as a result of a 15% increase in premiums from the Company’s popular guaranteed issue/simplified issue products and a 2% increase in universal life premiums. Death benefits, which were up in the first quarter of 2004, returned to expected levels in the second quarter. Net investment income stabilized during the quarter but continues to be affected by low interest rates.

     As announced in December 2003, Cotton States Insurance Group and COUNTRY® Insurance & Financial Services group of Bloomington, Ill., have entered into definitive agreements, outlining a merger of Cotton States Life Insurance Company with a subsidiary of COUNTRY Life Insurance Company®, and the affiliation of Cotton States Mutual Insurance Company with the property/casualty insurance pool of COUNTRY.

Under the Agreement and Plan of Merger, Cotton States Life Insurance shareholders will receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company upon consummation of the merger. As a result, Cotton States Life Insurance Company will become a privately held company.

     The companies continue the state regulatory approval processes. As part of the approval process in Georgia, a public hearing date will be announced by the Georgia Department of Insurance. Additionally, Cotton States Life Insurance Company anticipates holding its special shareholder meeting at the Company’s home office in late September or October 2004. Proxy materials will be mailed to the Company’s shareholders prior to the meeting.

     The exact timing of the transaction closing will be dependent on the timing of shareholder approval, as well as obtaining the various required regulatory approvals.

     In related corporate news, Cotton States Mutual Insurance Company sustained some losses in Florida over the weekend due to Hurricane Charley. Thanks to adequate reinsurance coverage and the fact that only a relatively small percentage of the Company’s business in Florida is in the affected areas, Cotton States expects the financial impact to be minimal. The Company’s claims personnel are moving rapidly to service policyholders in the affected areas.

About COUNTRY

     COUNTRY® Insurance & Financial Services and its alliances serve about one million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 14 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY property/casualty pool includes COUNTRY Mutual Insurance Company, Bloomington, Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company in Salem, Salem, Mass.; and MSI Insurance Companies, Arden Hills, Minn. The COUNTRY insurance companies have nearly $1.5 billion of property/casualty premium, $530 million in life premium and are consistently rated A+ by A.M. Best. For additional information, visit www.countryfinancial.com.

About Cotton States

     Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group’s product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI. For additional information, visit www.cottonstatesinsurance.com.

Forward-Looking Statements

     This press release contains forward-looking statements that are not strictly historical and that involve risks and uncertainties. Such statements include, without limitation, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” and other similar expressions, as well as statements regarding the return of expected levels of death benefits and its impact on the Company’s long-term performance, the financial impact of Hurricane Charley, the date the proxy materials are mailed to the Company shareholders, the date of the Company’s shareholder meeting, the timing of the public hearing in Georgia and the timing of the closing of the transactions with COUNTRY. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the ability to obtain necessary regulatory and shareholder approvals and the timing thereof, the ability of the parties to satisfy the conditions to closing set forth in the transaction documents with COUNTRY, general economic conditions, changes in the economic and financial condition of Cotton States prior to closing, and legislation or regulatory environments that adversely affect the businesses. Cotton States and COUNTRY expressly disclaim any obligation to update these forward-looking statements.